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                                                                    EXHIBIT 10.8
                             EMPLOYMENT AGREEMENT

     AGREEMENT made this 1st day of June, 1997, by and between International Holding Company, a Pennsylvania Corporation trading as RAYMOND KARSAN ASSOCIATES (the "Company"), and Bill L. Erickson (the "Employee").

     In consideration of my becoming a Principal/Shareholder in the Company, and my becoming an employee of the Company, and as part of the terms and conditions of my employment, I agree to the following:

     1.   Other Employment.

          While I am employed by the Company, I will not engage in any other business or employment without first obtaining the written consent of the Company.

     2.   Confidential Information.

          2.1. The Company engages in a highly competitive business. The Company's successful operations and the conduct of its business require that certain information be kept confidential. Because of my employment by the Company, I will have access to the Company's confidential information.

          2.2. While I am employed by the Company and after my employment by the Company ends, I will not disclose to any person, company, government agency, or other organization any confidential information. The types of confidential Company information include, but are not limited to (i) client lists, prospect call lists, and other confidential client data; (ii) fee lists, price lists, vendor lists, computer printouts, accounts receivable reports, revenue reports and similar financial information; (iii) proposals, contracts, leases, rental agreements and marketing information; (iv) employee lists; and (v) such other Company information designated as confidential, propriety and/or trade secret to which I have or may gain access to during my employment or subsequently thereafter. I understand that the Company may provide me with a revised list of confidential information from time to time.

          2.3. I will not use Company computers or other computers I have access to in the course of my employment to obtain access to files or information I do not have authorization to see or which I do not need to perform my job functions. I will promptly terminate any inadvertent connection to computer files I am not

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authorized to access. I will not assist unauthorized persons to access computer files. After my employment by the Company ends, I will not try to obtain access to computers, computer programs or computer files of the Company or anyone else by use of information I have obtained in the course of my employment with the Company.

     3.   Surrender of Company Property, Materials and Information.

          At the time my employment by the Company ends, I will return all property and all copies of materials or information (in written or other form) of the Company, including all property, materials and information prepared by me in connection with my employment by the Company.

     4.   Intellectual Property Rights.

          4.1. All inventions, discoveries and intellectual property which I develop or conceive, either alone or in conjunction with others, while I am employed by the Company, and which relate to or are capable of being used or adapted for use in the business of the Company, are the property of the Company. The intellectual property covered by this section includes, but is not limited to: inventions, discoveries, designs, product developments, customer lists, patent applications, literary work and copyrightable material, and any improvement of the foregoing. I hereby assign to the Company all rights I may have or acquired in any such inventions, discoveries and other intellectual property.

          4.2. I will promptly disclose to the Company my conception or development of any such inventions, discoveries and other intellectual property.

          4.3. I am not entitled to any royalty for any such inventions, discoveries and other intellectual property.

          4.4. I will sign any documents and take any actions the Company reasonably requests so that the Company can apply for or obtain protection of patents, registered designs, trademarks, copyrights or similar protection for such inventions, discoveries and other intellectual property.

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     5.   Agreement Not to Compete.

          For one year after my employment by the Company ends, for whatever reason, I will not:

          5.1. Own, manage, operate, become an employee of or associate with any business, corporation or partnership which is engaged in the marketing or production of products or services of the general kind which were marketed or produced by the Company while I was employed by the Company.

          5.2. Ask or encourage any person who is an employee of the Company at the time my employment by the Company ends to become employed by any business which I own, manage, operate, or become employed by or associated with,

          5.3. Attempt to sell products or services of the general kind sold by the Company to any person or entity in the geographical area in which I sold products or services while I was employed by the Company, or

          5.4. Attempt to sell products or services of the general kind sold by the Company to any client of the Company to whom I sold or attempted to sell products or services while I was employed by the Company.

     6.   Acknowledgement that Restrictions are Fair and Reasonable.

          6.1. I acknowledge that I have carefully read and considered the above provisions dealing with non-competition and agree that those restrictions, including the time period of restriction, are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company and its stockholders, and that any hardship these restraints may impose upon me will be outweighed by the compensation and other benefits to be received by me.

          6.2. I recognize that these restrictions may limit my ability to earn a living in a competitive business after my employment with the Company ceases. However, I believe that I have the capacity to earn a living in businesses which are not competitive businesses and without otherwise violating these restrictions.

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          6.3. I understand that these restrictions are not meant to prevent me from earning a living or fostering my career. They do, however, intend to prevent any competitive business from gaining any unfair advantage from my knowledge of confidential or proprietary information.

     7.   Remedies for Violation of this Agreement.

          7.1. This agreement is essential for the protection of the Company's confidential information, customer and supplier relationships, goodwill and competitive position. The Company will be seriously and irreparably damaged by my violation of this agreement. I understand that the remedies at law for any breach of this agreement will be inadequate. Consequently, if I violate this agreement the Company shall be entitled to temporary and permanent injunctive relief and specific performance, without bond and without the necessity of proving actual damage, in addition to any other relief available to it.

          7.2. If any provision of this agreement is ever deemed to exceed the limitations permitted by applicable law, such provision shall be reformed to set forth the maximum limitations permitted.

     8.   Amendment.

          This agreement can be changed or amended only by a writing signed by both me and the Company.

     9.   Applicable Law.

          This agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

INTERNATIONAL HOLDING COMPANY, INC.               BILL L. ERICKSON
BY:                                               BY:


/s/ Barry Raymond                                 /s/ Bill L. Erickson
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                                                  BILL L. ERICKSON

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